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                                                                    EXHIBIT 99.1

                                       [CORRECTIONS CORPORATION OF AMERICA LOGO]


NEWS RELEASE




CONTACT:   KARIN DEMLER, INVESTOR RELATIONS, 615-263-3005


             CORRECTIONS CORPORATION OF AMERICA PRICES SENIOR NOTES

NASHVILLE, Tenn. - July 30, 2003 - Corrections Corporation of America (NYSE:
CXW) (the "Company") today announced the pricing of its offering of $200 million aggregate principal amount of 7 1/2% senior notes due 2011 in an institutional private placement, as previously announced. The closing of the sale of the notes, which is subject to customary conditions, is expected to be on August 8, 2003. The issue price is 101.125% of the principal amount of the notes, providing a yield to call (at par) of 7.253%. The notes will have the same terms and conditions as the 7 1/2% senior notes issued in May 2003. The notes will rank equally in right of payment with existing and future unsecured senior debt of the Company and will rank senior in right of payment with future subordinated debt of the Company. The notes will be guaranteed on a senior unsecured basis by all of the Company's domestic subsidiaries. The Company plans to use the net proceeds of the offering and cash on hand to prepay approximately $240 million of term indebtedness under the Company's senior secured credit facility.

The securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. The notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside of the United States in accordance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The foregoing statements regarding the Company's intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. The Company's ability to complete the offering and other transactions described above successfully is subject to various closing conditions and risks, many of which are outside the control of the Company.